Exhibit 23.2
CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No.333-199217) and Form S-8 (File No. 333-191641) of Pattern Energy Group Inc. of our report dated February 20, 2018 relating to the financial statements of South Kent Wind LP, of our report dated February 20, 2018 relating to the financial statements of Grand Renewable Wind LP and of our report dated February 20, 2018 relating to the financial statements of SP Armow Wind Ontario LP, which appear in this Form 10-K of Pattern Energy Group Inc.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants, Licensed Public Accountants
Toronto, Ontario, Canada
March 1, 2018

PricewaterhouseCoopers LLP
PwC Tower, 18 York Street, Suite 2600, Toronto, Ontario, Canada M5J 0B2
T: +1 416 863 1133, F: +1 416 365 8215, www.pwc.com/ca
“PwC” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership.